Filed Pursuant To Rule 433, Registration No. 333-173364

POWERNOTES Issued by CATERPILLAR FINANCIAL SERVICES CORPORATION. For the Period: 9/19/2011 to 9/26/2011
Coupon	Interest	Maturity	Callable	Survivor's Option	Price 1	Yield 2	CUSIP
1.350%	Semi-Annual(†††)	9/15/2015	No	Yes §	100.00	1.350%	14912HPP9
2.250%	Semi-Annual(†††)	9/15/2018	No	Yes §	100.00	2.250%	14912HPQ7

Settlement Date - Thursday, September 29, 2011

Pricing Supplement as of Monday, September 19, 2011

(†††)	First Payment date 3/15/2012

§ The limit for any individual deceased owner or beneficial interest is $200,000 annually. Limit in aggregate is 1% of outstanding principal amount of PowerNotes as of the end of the most recent fiscal year. For complete details, see the prospectus.

1	Prices are quoted as a percentage of par.

2	Yields are quoted on a semi-annual bond equivalent yield basis.

Caterpillar Financial Services Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents Caterpillar Financial Services Corporation has filed with the SEC for more complete information about Caterpillar Financial Services Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Caterpillar Financial Services Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 289-6689.

All offerings are subject to prior sale.

Under no circumstances shall this information constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.